Exhibit 10.1

LICENSE TERMINATION AGREEMENT

THIS LICENSE TERMINATION AGREEMENT (“Agreement”) is executed as of the 31st day of July, 2007, by and between Ozburn-Hessey Logistics, LLC (“Licensor”), and Overstock.com, Inc. (“Licensee”).

RECITALS

WHEREAS,  Licensor and Licensee executed that certain Standard Form License Agreement, dated as of December 9, 2005 (the “License”), whereby Licensor granted Licensee the right to use approximately 400,359 rentable square feet at 1551 Opus Drive in Plainfield, Indiana (the “Licensed Premises”);

WHEREAS, Licensor and Licensee executed that certain Amendment 1 to the License, dated as of June 5, 2006 (“Amendment 1”), whereby Licensee released and Licensor accepted 100,000 square feet of the Licensed Premises and Licensee granted Licensor the option to acquire an additional 100,000 square feet of the Licensed Premises;

WHEREAS, Denso is currently leasing space on a long-term basis in the Licensed Premises directly from Licensor;

WHEREAS, there may be other third parties who may lease space in the Licensed Premises directly from Licensor after the Termination Date, but whom were introduced to Licensor by Licensee prior to the Termination Date;

WHEREAS, Licensee desires to terminate the license in order to be relieved of all liability for future rental payments, and Licensor has agreed to terminate the License and release Licensee in accordance with the terms hereof.

AGREEMENT

1.             Effective as of August 15, 2007 (the “Termination Date”), Licensee surrenders the License and the Licensed Premises demised by the License, and all rights thereunder, with the intent that the unexpired term of the License and any renewals shall be extinguished; and Licensee hereby releases, as of the Termination Date, all of its right, title and interest in and to the License and the Licensed Premises.  Licensee covenants, agrees and represents that it shall have no further right to possession of the Licensed Premises from and after the Termination Date, and Licensor covenants, agrees and represents that Licensee shall have no further obligation or liability under the License or with respect to the Licensed Premises after the Termination Date except for such obligations or liabilities which arose prior to the Termination Date, or, pursuant to the terms of the License, were intended to survive the expiration thereof.

2.             The effectiveness of this Agreement, and the termination of the License as described herein, is contingent upon the following:

(a)           Licensee’s delivery to Licensor, on or prior to the Termination Date, of a termination fee in the amount of One Million Nine Hundred Thousand Dollars ($1,900,000.00) (the “Termination Fee”); and

(b)           Licensee’s compliance with all terms and conditions of the License as of the Termination Date.

Unless the foregoing conditions are satisfied on or prior to the Termination Date, this Agreement shall be deemed null and void and the License shall remain in full force and effect.

3.             Licensee covenants, agrees and represents that it has good right, full power and authority to surrender and extinguish the License and the Licensed Premises in the manner aforesaid, and that, as of the Termination Date, it will have not and, as of the date hereof, it has not executed any other instruments, deeds, or other documents pursuant to which the License or the Licensed Premises shall in any way be charged, encumbered, transferred or assigned.

4.             The effect of this Agreement is that the Termination Date is the expiration of the Term of the License, and the parties shall only remain obligated under the License for any obligations that arose prior to the Termination Date or otherwise were intended to survive the expiration of the Term of the License as provided therein.

5.             As of the Termination Date, Licensee confirms and represents that it does not have any claims against the Licensor in respect of any default or obligation of the Licensor pursuant to the terms of the License or otherwise, except as may arise pursuant to Section 8 below, that the Licensor does not hold any deposits of any nature against which the Licensee has a claim now or against which the Licensee may have a claim in the future, and that the Licensee has not permitted any mechanics’ lien to be attached to its interest in the Licensed Premises.

6.             As of the Termination Date, and conditioned upon Licensee fulfilling the conditions set forth in Section 2, Licensor hereby forever releases, discharges, acquits and forever forgives Licensee and its shareholders, directors, officers, employees and agents from any and all claims, suits, actions, demands, liabilities and proceedings of every nature and description, known and unknown, arising out of or pursuant to the License.

7.             Licensee shall completely relinquish possession of the Licensed Premises in good order, condition and repair, broom-clean and free of all Licensee’s personal property, on or prior to the Termination Date.

8.             If, during the ninety (90) day period following the Termination Date (“Tail Period”), Licensor leases any of the Licensed Premises to Sataria, Licensor shall refund Licensee a portion of the Termination Fee equal to Fifty Percent (50%) of the value of such lease over the eighteen month period commencing August 15, 2007.

9.             This Agreement shall be binding upon and inure to the benefit of Licensor and Licensee and their respective successors and assigns.  This Agreement constitutes the entire understanding between the parties hereto as to the termination of the License and merges all prior discussions between them relating thereto.  Any amendment or modification to this Agreement shall be effective only if in writing and signed by each party hereto.

10.           This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

11.           This Agreement will be governed by and interpreted according to the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties have executed this License Termination Agreement as of the dates set forth below their respective signatures.

Licensor:	Licensee:

OZBURN-HESSEY LOGISTICS, LLC	OVERSTOCK.COM, INC.

By: /s/ Bert Irigoyen	By: /s/ Stephen P. Tryon

Title: Executive VP and CFO	Title: Senior Vice President - Logistics

Date: July 31, 2007	Date: July 31, 2007